Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee, Board of Directors, and Stockholders

BancFirst Corporation

Oklahoma City, Oklahoma

We consent to the incorporation by reference in the registration statement on Forms S-8 (File No. 333-289244, effective August 5, 2025, File No. 333-272368, effective June 2, 2023, File No.333-268168, effective November 4, 2022; File No. 333-259292, effective September 3, 2021; File No. 333-233241, effective August 13, 2019; File No. 333-228152, effective November 2, 2018; File No. 333-201524, effective January 15, 2015; and File No. 333-175914, effective July 29, 2011) of BancFirst Corporation of our report dated February 26, 2026, with respect to the financial statements of BancFirst Corporation and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Oklahoma City, Oklahoma

February 26, 2026